Exhibit 99.3

September 24, 2009

INVO Bioscience, Inc.
100 Cummings Center
Suite 421E
Beverly, MA 01915

Attention:              Ms. Kathleen T. Karloff,
Chief Executive Officer

Dear Ms. Karloff,

The purpose of this agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which Gilford Securities, Inc. (“Gilford”) shall act as non-exclusive placement agent for INVO Bioscience, Inc (the “Company”) in connection with  a proposed Reserve Equity Financing of securities (the “Securities”) by AGS Capital Group, LLC (“AGS”). The gross proceeds from the proposed offering are to be up to $10,000,000. The terms of such Reserve Equity Financing and the Securities to be issued shall be mutually agreed upon by the Company and the investor(s) and set forth in definitive documentation based on the terms set forth in a Confidential Reserve Equity Financing Term Sheet to be executed by the parties.

The parties hereto hereby agree that the Company shall pay to Gilford the cash fees and compensation set forth below, if there is any Closing (defined as an investment of cash in return for the issuance of Securities of the Company from time to time) for any financing under the proposed Reserve Equity Financing (a “Financing”) within twenty-four (24) months of the date of this Agreement with any investor(s) to whom the Company was introduced by Gilford.  The parties also agree that any closing and funding of the Financing within the terms of this agreement shall result in an extension of this agreement for a new twenty-four (24) month period from the date of the last funding from AGS.

Terms

1.
Gilford shall act as non-exclusive placement agent for the Company in connection with the offer and sale of the Securities on a best efforts basis for a period of 60 days. Gilford shall receive a cash commission equaling six percent (6%) of the total proceeds received by the Company from the sale of Securities sold to AGS.  All amounts payable hereunder shall be paid to Gilford out of an escrow account at each funding or by such other means acceptable to Gilford.

2.
Upon execution of the definitive documents, the Company shall issue and sell to Gilford and/or its designees, for a total cost of one dollar ($1.00), six hundred thousand (600,000) Common Shares of the Company.  In the event the Company elects to have a Closing on more than six million dollars ($6,000,000), then the Company shall issue and sell to Gilford and/or its designees, for a total cost of one dollar ($1), an additional four hundred thousand (400,000) Common Shares of the Company.

3.
The Company will pay all reasonable expenses, not to exceed $10,000, incurred by Gilford in connection with the negotiation, preparation and execution of the definitive documents, including but not limited to attorneys’ fees and consulting expenses in two installments.  The first installment of $5,000 will be due upon execution of the definitive documents and the balance upon the first funding based on actual expenses.

4.
It is understood that Gilford may enter into other agreements with brokers-dealers who shall act as sub-placement agents and/or dealers in connection with the proposed offering contemplated herein, but the Company shall have no liability to such persons for fees and expenses incurred in connection with their participation in such offering.

5.
The Company represents and acknowledges that there are no claims for services in the nature of a finder’s fee nor are there any royalties, commissions or other payments due to any other person or entity with respect to the proposed Financing, sold by Gilford, contemplated hereby except as herein set forth.  Gilford shall compensate any of our personnel, who may have acted in such capacities, as we shall determine.

6.
Gilford represents that it is a registered broker-dealer in good standing and will not take any action that will result in the securities being offered or sold in a manner that does not comply with applicable law, including, without limitation, the provisions of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission, any trading market or FINRA.

7.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this agreement shall be adjudicated in the courts in the State of New York or in the federal court sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.

8.
The Company and Gilford hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect as if such terms and conditions were set forth at length herein.

9.
This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understanding with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

GILFORD SECURITIES INCORPORATED
as Agent

By: /s/ Robert A. Maley
      Robert A. Maley
      President

ACCEPTED AND AGREED TO THIS

24th day of September 2009

INVO Bioscience, Inc.

By:   /s/ Kathleen Karloff
Ms. Kathleen T. Karloff
Chief Executive Officer